Exhibit 99.1

Certain Information Excerpted from the Company's Preliminary Offering Memorandum and Disclosed Pursuant to Regulation FD

Our Competitive Strengths

We believe our competitive strengths include the following:

•	Market leadership with comprehensive and integrated solutions. We are a leading provider of comprehensive and integrated solutions. We believe our leadership position is, in part, the result of our unique expertise and insight developed from over 55 years serving the needs of clients in the mortgage loan industry. We have used this insight to develop an integrated and comprehensive suite of proprietary software, data and analytics solutions to automate many of the mission-critical business processes across the entire homeownership lifecycle. These integrated solutions are designed to reduce manual processes, assist in improving organizational compliance and mitigating risk, and to ultimately deliver significant cost savings to our clients.

•	Broad and deep client relationships with significant recurring revenues. We have long-standing, sticky relationships with our largest clients. We frequently enter into long-term contracts with our software solutions clients that contain a base fee that is contractually obligated. Our products are typically embedded within our clients’ mission-critical workflow and decision-making processes across various parts of their organizations.

•	Ability to manage effectively through challenging environments. The strength of our business model and our ability to manage effectively through challenging environments have been demonstrated in the face of the headwinds from the COVID-19 pandemic. The effects of COVID-19 on our business have included certain revenues potentially being delayed beyond 2020. Specifically, the current mortgage loan foreclosure moratorium and forbearance plans offered as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) have reduced the number of foreclosures being processed on some of our software solutions. We also experienced some client implementation delays as many clients adjusted to a working-from-home environment while experiencing refinance origination volume increases as well as an extremely elevated number of customer service calls. We believe that the fundamentals of our business remain strong, and we continue to see positive momentum across the enterprise. In addition, we believe that our continual investment and innovation in digital mortgage loan solutions has positioned us well to serve our clients who are prioritizing automated technologies that enable remote work.

•	Extensive data assets and analytics capabilities. We develop and maintain large, accurate and comprehensive data sets on the mortgage loan and housing industry that we believe are competitively differentiated. Our unique data sets provide a combination of public and proprietary data, and each of our data records features a large number of attributes. Our data scientists utilize our data sets, subject to any applicable use restrictions, and comprehensive analytical capabilities to create highly customized reports, including models of customer behavior for originators and servicers, portfolio analytics for capital markets and government agencies and proprietary market insights for real estate agencies. Our data and analytics capabilities are also embedded into our software solutions and workflow products, providing our clients with integrated and comprehensive solutions.

•	Scalable and cost-effective operating model. We believe we have a highly attractive and scalable operating model derived from our market leadership, hosted software solutions and the large number of clients we serve. Our scalable operating model provides us with significant benefits. Our scale and operating leverage allows us to add incremental clients to our existing platforms with limited incremental cost. As a result, our operating model drives attractive margins and generates significant cash flow. Also, by leveraging our scale and leading market position, we are able to make cost-effective investments in our software solutions to assist with complex regulatory and compliance requirements, which we believe increases our value proposition to clients.

Our Strategy

Our comprehensive and integrated software solutions, broad and deep client relationships, ability to effectively manage through challenging environments, robust data and analytic capabilities, differentiated business model and other competitive strengths enable us to pursue multiple growth opportunities. We intend to continue to expand our business and grow through the following key strategies:

•	Cross-sell existing products. We believe our established client base presents a substantial opportunity for growth. We seek to capitalize on the trend of standardization and increased adoption of leading third-party solutions and increase the number of solutions provided to our existing client base. We intend to broaden and deepen our client relationships by cross-selling our suite of end-to-end software solutions, as well as our robust data and analytics. By helping our clients understand the full extent of our comprehensive solutions and the value of leveraging the multiple solutions we offer, we believe we can expand our existing relationships by allowing our clients to focus on their core businesses and their customers.

•	Win new clients. We intend to attract new clients by leveraging the value proposition provided by our software and comprehensive solutions offering. In particular, we believe there is a significant opportunity to penetrate the mid-tier mortgage loan originators and servicers market. We believe these institutions can benefit from our proven solutions suite in order to address complex regulatory requirements and compete more effectively in the evolving mortgage loan market. We intend to continue to pursue this channel and benefit from the low incremental cost of adding new clients to our scalable applications and infrastructure.

•	Solution development and innovation. Our long-term vision is to be the industry-leading provider for participants of the mortgage and consumer loan, real estate and capital markets verticals for their platform, data and analytic needs. We intend to enhance what we believe is a leadership position by continuing to innovate our solutions and refine the insight we provide to our clients. We have a strong track record of introducing and developing new solutions that span the homeownership lifecycle, are tailored to specific industry trends and enhance our clients’ core operating functions. By working in partnership with key clients, we have been able to develop and market new and advanced solutions to our client base that meet the evolving demands of the mortgage and consumer loan, real estate and capital markets verticals. In addition, we will continue to develop and leverage insights from our large public and proprietary data assets to further improve our client value proposition.

•	Selectively pursue strategic acquisitions. The core focus of our strategy is to grow organically. However, we may continue to selectively evaluate strategic acquisition opportunities that would allow us to expand our footprint, broaden our client base and deepen our product and service offerings. We believe that there are meaningful synergies that result from acquiring small companies that provide best-in-class single point solutions. Integrating and cross-selling these point solutions into our broader client base and integrating acquisitions into our efficient operating environment would potentially result in revenues and cost synergies.

•	Execute on our growth strategy for Optimal Blue. We believe the acquisition of Optimal Blue has the potential to be highly accretive to both our growth and profitability metrics. Working with Optimal Blue’s proven management team who will join Black Knight, we expect to add industry-leading product, pricing and eligibility capabilities to our already robust set of solutions and enhance our already comprehensive data and analytics capabilities, which we believe will provide significant cross-selling opportunities. Its subscription-based recurring revenue model will also add to our already resilient business model.

Recent Developments

Optimal Blue Acquisition

On July 26, 2020, Black Knight, GTCR Fund XI/C, GTCR Blocker, GTCR Splitter, OB Holdings, OB Acquisition and OB Holdings, in its capacity as the Seller Representative, entered into the Purchase Agreement, pursuant to which Black Knight or its permitted assignee(s) will acquire from the Sellers all of the issued and outstanding equity in OB Acquisition and GTCR Blocker in the Optimal Blue Acquisition. Subject to the terms and conditions of the Purchase Agreement, Black Knight will pay aggregate consideration of $1.8 billion in cash, subject to customary adjustments. The Optimal Blue Acquisition is expected to close in the third quarter of 2020. For the twelve months ended June 30, 2020, Optimal Blue had an Adjusted EBITDA of $46.5 million and net earnings of $8.8 million. Optimal Blue Adjusted EBITDA is not a financial measure as defined by generally accepted accounting principles (“GAAP”) and is defined differently from similar metrics used by us. For a discussion of non-GAAP financial measures generally and a reconciliation of Optimal Blue Adjusted EBITDA to net earnings, the most closely comparable GAAP metric, see “—Summary Historical Consolidated Financial Data—Note 1” and “—Summary Historical Consolidated Financial Data—Reconciliation of Optimal Blue Non-GAAP Financial Measures.”

The completion of the Optimal Blue Acquisition is subject to customary closing conditions, including, among others, (a) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) the absence of any law, injunction, judgment or order prohibiting the closing, (c) the truth and accuracy of the parties’ respective representations and warranties in the Purchase Agreement (subject to certain materiality thresholds), (d) the performance of the parties’ respective covenants and agreements in the Purchase Agreement (subject to certain materiality thresholds) and (e) the absence of a “material adverse effect” (as defined in the Purchase Agreement) with respect to OB Acquisition.

The parties have made customary representations and warranties and have agreed to customary covenants in the Purchase Agreement, including, among others, a covenant of OB Acquisition to conduct the business in the ordinary course in all material respects between the signing of the Purchase Agreement and the closing of the Optimal Blue Acquisition, and not to engage in certain actions during such period without the consent of Black Knight.

The Purchase Agreement may be terminated by Black Knight, on the one hand, or, the Seller Representative on the other hand, under certain circumstances, including if the closing is not consummated by July 26, 2021. In connection with the entrance into the Purchase Agreement, Black Knight entered into agreements with certain Sellers and other related parties containing, among other things, non-competition and non-solicitation provisions.

The foregoing description of the Purchase Agreement is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to Current Report on Form 8-K filed on July 28, 2020 and incorporated by reference herein. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such Purchase Agreement and as of specific dates, were made solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the parties and qualified by disclosures not reflected in the text of the Purchase Agreement, are not intended to provide factual, business, or financial information about the parties and may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for purposes of allocating risk between Black Knight, on the one hand, and the Sellers, on the other hand, rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the public disclosures of Black Knight.

OB Acquisition has an aggregate amount of $152.5 million indebtedness outstanding (the “OB Debt Facilities”), which will be repaid in full in connection with the closing of the Optimal Blue Acquisition.

We intend to acquire Optimal Blue by way of a joint venture (the “Optimal Blue JV”) with Cannae Holdings, LLC (“Cannae”), a subsidiary of Cannae Holdings, Inc., and certain affiliated investment funds of Thomas H. Lee Partners, L.P. (“THL”). Each of Cannae and THL entered into a forward purchase agreement (each an “FPA”) with Black Knight pursuant to which each of them committed to purchase approximately 20% of the equity interests (approximately 40% in the aggregate) in the to-be-formed Optimal Blue JV, which will be a new subsidiary of Black Knight, for a purchase price of $290.0 million (the “Equity Investments”). The proceeds from the FPAs ($580.0 million in the aggregate) will be used to partially fund the cash consideration to be paid to the Sellers at the closing of the Optimal Blue Acquisition.

Three years after the closing of the Optimal Blue Acquisition, we will have call rights on THL’s and Cannae’s interests in the Optimal Blue JV at a call price equal to the greater of (i) the fair market value of such interests and (ii) an amount that would result in the multiple of THL’s return on investment to equal 2.0. In addition, THL and Cannae will have the right to put their respective interests in the Optimal Blue JV, at a put price equal to the fair market value of such interests, to (i) the Optimal Blue JV if there is a change of control of Black Knight or (ii) the Optimal Blue JV or Black Knight three years after the closing of the Optimal Blue Acquisition. We will have the option to satisfy the purchase price in connection with the exercise of any put or call right either in cash or Black Knight common stock other than a put in connection with a change of control of Black Knight, in which case the purchase price is payable only in cash.

We intend to contribute $750.0 million to the capital of Black Knight Technologies, LLC, a Delaware limited liability company and our wholly-owned indirect subsidiary (“Black Knight Technologies”), and the equity interests of our wholly-owned, indirect subsidiary, Compass Analytics, LLC (“Compass Analytics”), all of which Black Knight Technologies will contribute to the Optimal Blue JV. In addition, we intend to loan $500.0 million to the Optimal Blue JV, which will consummate the acquisition of Optimal Blue.

We refer to these transactions, collectively as the “Optimal JV Transactions.” After completion of the Optimal JV Transactions, we will hold approximately a 60% equity ownership interest in the Optimal Blue JV, which will own directly and indirectly 100% of the equity interest in Optimal Blue.

See “Risk Factors—Risks Relating to the Optimal Blue Acquisition,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisition Transactions.”

Investment in Dun & Bradstreet Holdings, Inc.

On July 6, 2020, DNB closed its previously announced initial public offering of common stock and concurrent private placement offering (the “DNB Private Placement”). On July 6, 2020, we invested $100.0 million in the DNB Private Placement. In connection with the closing of the DNB initial public offering, our limited partner interests in Star Parent L.P., the former ultimate parent of D&B, were exchanged for 54.8 million shares of DNB common stock (the “DNB Investment”), which represents ownership of approximately 13.0% of DNB.

Adjusted EBITDA for Optimal Blue also includes adjustments for:

•	commission amortization;

•	management fees paid to sponsors;

•	restructuring costs; and

•	costs associated with non-recurring consulting engagements.

Reconciliation of Optimal Blue Non-GAAP Financial Measures

Twelve months ended
(Dollars in millions)	June 30, 2020
Net earnings	$8.8
Depreciation and amortization	17.0
Interest expense, net	14.0
Income tax, expense (benefit)	(0.1)
EBITDA	39.7
Commission amortization	2.0
Equity-based compensation	2.2
Sponsor management fees	0.8
Restructuring expenses	0.3
Non-recurring consulting	1.0
Acquisition-related costs	0.5
Adjusted EBITDA	$46.5

Risks Relating to the Optimal Blue Acquisition

We may not be successful in completing the Optimal Blue Acquisition.

The consummation of the Optimal Blue Acquisition is subject to certain conditions as set forth in the Purchase Agreement. If the conditions to the consummation of the Optimal Blue Acquisition are not satisfied, or if the Purchase Agreement is terminated prior to closing, the Optimal Blue Acquisition will not be consummated. If the Optimal Blue Acquisition is not consummated on or before the Outside Date, or if we deliver a termination notice to the Escrow Agent indicating that we will not pursue the consummation of the Acquisition or have determined in our sole discretion that the Purchase Funding Condition cannot or is not reasonably likely to be satisfied prior to the Outside Date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest to, but not including, the date of redemption. See “—Risks Relating to the Notes—In the event that the Optimal Blue Acquisition is not consummated on or prior to the Outside Date or we have determined in our sole discretion that the Purchase Funding Condition cannot or is not reasonably likely to be satisfied prior thereto, the notes will be subject to a Special Mandatory Redemption, and, as a result, you may not obtain the return you expect on the notes.” Furthermore, the parties to the Purchase Agreement could amend the Purchase Agreement without any consent of the holders of the notes offered hereby, and such amendments could materially change the terms of the Purchase Agreement or otherwise result in less favorable terms for us.

We will incur significant transaction and acquisition-related costs in connection with the Optimal Blue Acquisition.

We expect to incur significant costs associated with the Optimal Blue Acquisition and combining the operations of the two companies, including costs to achieve targeted cost-savings. The substantial majority of the expenses resulting from the Acquisition will be composed of transaction costs related to the Optimal Blue Acquisition, systems consolidation costs, and business integration related costs. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

Risk Relating to the Company following the Optimal Blue Acquisition

The integration of Optimal Blue may not be as successful as anticipated, and we may not achieve the intended benefits or do so within the intended timeframe.

The Optimal Blue Acquisition involves numerous operational, strategic, financial, accounting, legal, tax and other risks, including potential liabilities associated with the acquired business. Difficulties in integrating Optimal Blue and our ability to manage the combined company, may result in the combined company performing differently than expected, in operational challenges or in the delay or failure to realize anticipated expense-related efficiencies, and could have an adverse effect on our financial condition, results of operations or cash flows. Potential difficulties that may be encountered in the integration process include, among other factors:

•	the inability to successfully integrate the businesses of Optimal Blue, operationally and culturally, in a manner that permits us to achieve the full cost savings anticipated from the Optimal Blue Acquisition, which includes the combination of Compass Analytics solutions with similar Optimal Blue solutions;

•	not realizing anticipated operating synergies;

•	not realizing revenue synergies;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Optimal Blue Acquisition; and

•	integrating relationships with clients, vendors and business partners.

Additionally, the success of the Optimal Blue Acquisition will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining Optimal Blue’s and our businesses, including operational and other synergies that we believe the combined company will achieve. The anticipated benefits and cost savings of the Optimal Blue Acquisition may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that we do not currently foresee. Some of the assumptions that we have made, such as the achievement of operating synergies, may not be realized.

Use of Proceeds

We estimate that the net proceeds to us from the sale of the notes in this offering will be approximately $              million, after deducting the initial purchasers’ discount and estimated offering expenses. The net proceeds from this offering will be deposited into the escrow account. Upon release from escrow, if the Purchase Funding Condition has been satisfied, we intend to use the net proceeds of this offering, together with cash on hand, borrowings under the 2018 Revolving Credit Facility and the Equity Investments to finance the cash consideration for the Optimal Blue Acquisition, including repayment of any remaining amounts outstanding under the OB Debt Facilities, and to pay related fees and expenses. If a Special Mandatory Redemption Event has occurred, we intend to use the net proceeds from this offering to fund, in part, the redemption of the notes at the Special Mandatory Redemption Price. See “Description of Notes—Escrow of Proceeds; Special Mandatory Redemption.”

The following table summarizes the estimated sources and uses of funds in connection with the Optimal Blue Acquisition. Actual amounts set forth in the table and the accompanying footnotes will vary from estimated amounts depending on several factors, including our estimate of the costs of repayment of existing indebtedness and our estimate of fees and expenses in connection with the Optimal Blue Acquisition.

Sources of Funds (in millions)
Existing cash	$100.0
2018 Revolving Credit Facility(1)	400.0
Notes offered hereby(2)	750.0
Equity Investments(3)	580.0
Total sources	$1,830.0

Uses of Funds (in millions)
Optimal Blue Acquisition	$1,800.0
Fees and Expenses/Other(4)	30.0

Total uses	$1,830.0

(1)	The $750.0 million 2018 Revolving Credit Facility of which $400.0 million is expected to be drawn in connection with the Optimal Blue Acquisition. See “Description of Other Indebtedness.”

(2)	Represents the principal amount of the notes offered hereby and does not reflect the initial purchasers’ discount or estimated fees and expenses related to the offering.

(3)	Represents each of Cannae’s and THL’s subscription for a 20% JV interest in exchange for $290.0 million.

(4)	Consists of our estimate of fees and expenses associated with the Optimal Blue Acquisition, including placement fees, initial purchasers’ discount in respect of this offering, arranging fees and other financing fees and other transaction costs and advisory and professional fees.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2020:

•	on an actual basis;

•	on an as adjusted basis to give effect to (i) this offering (but not the application of proceeds therefrom, including financing a portion of the cash consideration for the Optimal Blue Acquisition), prior to deducting the initial purchasers’ discount and estimated offering expenses and (ii) the $100.0 million in cash invested in the DNB Private Placement on July 6, 2020; and

•	on a pro forma as adjusted basis to give effect to (i) the Optimal Blue Acquisition as if it had occurred on June 30, 2020, (ii) this offering including the application of proceeds, prior to deducting the initial purchasers’ discount and estimated offering expenses therefrom and (iii) the $100.0 million in cash invested in the DNB Private Placement on July 6, 2020.

This table should be read in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes thereto and the other information included or incorporated by reference into this offering memorandum.

	As of June 30, 2020
(Dollars in millions)	Actual	As adjusted for this offering(1)	Pro forma as further adjusted for the Optimal Blue Acquisition
Cash and cash equivalents	$228.2	$878.2	$28.2
Debt:
2018 Term A Loan Facility	$1,179.7	$1,179.7	$1,179.7
2018 Revolving Credit Facility(2)	—	—	400.0
Other	24.7	24.7	24.7
Notes offered hereby	—	750.0	750.0
Total debt	1,204.4	1,954.4	2,354.4
Total shareholders’ equity	2,453.2	2,453.2	2,453.2
Total capitalization	$3,657.6	$4,407.6	$4,807.6

(1)	As adjusted includes (i) the net proceeds from this offering and (ii) the $100.0 million in cash invested in the DNB Private Placement on July 6, 2020. The net proceeds of this offering will be deposited into an escrow account upon the closing of this offering, and transaction costs related to this offering will be paid as set forth in footnote (3) below. See “Use of Proceeds.”

(2)	Reflects borrowings of $400.0 million under the $750.0 million 2018 Revolving Credit Facility to fund a portion of the Optimal Blue Acquisition. As of June 30, 2020, we had $750.0 million available for borrowing under the 2018 Revolving Credit Facility. As of June 30, 2020, on a pro forma basis, after giving effect to the Optimal Blue Acquisition and this offering we would have had $400.0 million of secured borrowings under our 2018 Revolving Credit Facility, and we would have had $350.0 million available for additional borrowing under the 2018 Revolving Credit Facility. The Company draws from the 2018 Revolving Credit Facility for general corporate purposes from time to time. The borrowings under the 2018 Revolving Credit Facility reflected in the table above are to pay the transaction costs of this offering and the Optimal Blue Acquisition. At the time of the Optimal Blue Acquisition closing, the Company may elect to use cash on hand rather than such borrowings under the 2018 Revolving Credit Facility to fund such costs.